Exhibit 10.1
CONSULTING AGREEMENT

    This CONSULTING AGREEMENT (“Agreement”) is entered into as of March 14, 2022, by and between Bright Horizons Family Solutions LLC (the “Company” or “Bright Horizons”), and Maribeth Bearfield (“Consultant”) with an effective date as of March 31, 2022 (the “Effective Date”). The Company and Consultant are each referred to herein individually as a “Party” and together as the “Parties.”

    WHEREAS, the Consultant has provided notice of her intent to step down as an officer of the Company effective end of business on March 31, 2022.

WHEREAS, in connection with the Consultant’s departure from the Company and as a result of her unique knowledge and expertise, the Company desires to retain Consultant to provide, on an independent contractor basis, certain advisory, transitional and consulting services as reasonably requested by the Company, and Consultant desires to perform such services, on an independent contractor basis, for the Company, pursuant to the terms and conditions hereinafter set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1.    Consultant’s Services. The Company hereby retains Consultant as of the Effective Date, and Consultant hereby agrees to use her best efforts to diligently perform for the Company, certain services, roles, tasks, responsibilities and duties as reasonably requested by the Company from time to time and commensurate with the consulting fees described herein, to assist with the operations of the Company, including the transition of her role as an Chief Human Resources Officer of the Company, and other such matters as the Company may reasonably require from time to time (the “Services”), upon the terms and conditions set forth in this Agreement. Consultant shall render the Services ethically, conscientiously and in a professional and workmanlike manner in accordance with industry standards, and devote her best efforts and abilities thereto.

2.    Compensation and Expenses. The Company shall provide Consultant consulting fees in an aggregate amount of $120,000 to be paid in twelve (12) monthly payments over the course of the Term as full and complete compensation for the Services. The Company shall promptly pay or reimburse Consultant for all reasonable and necessary expenses incurred by Consultant in connection with the performance of the Services and related to the business of the Company, provided that such expenses are documented, itemized, and accounted for in accordance with Company policies and the requirements of the Internal Revenue Service.

3.    Term. The term of this Agreement, and the period during which Consultant will provide Services to the Company hereunder, shall commence on the Effective Date and shall continue in effect for a period of twelve (12) months (the “Term”) terminating on March 31, 2023, unless earlier terminated in accordance with Section 11 of this Agreement.

4.    Independent Contractor Status. It is specifically understood and agreed that during the term of this Agreement, Consultant’s relationship to the Company will be that of an independent contractor. As an independent contractor, Consultant shall have sole and exclusive responsibility for the procurement of and payment for all necessary insurance for the performance of the Services. Consultant also shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes, including Social Security and other similar taxes, with respect to any compensation provided by the Company hereunder.

5.    Definition of Proprietary Information.    The term (“Proprietary Information”) shall mean all knowledge and information which, Consultant acquired or may acquire as a result of, or related to, her relationship with the Company concerning the Company’s business, including but not limited to research and development activities; HR policies, practices, and procedures; sales and marketing plans and materials; product specifications, technical data, and technical specifications; diagrams; notebooks, technical specifications and formulae; copyrightable works; operations, proprietary technologies (whether of the Company or its customers); systems, processes, manufacturing know-how and show-how, and trade secrets; cost and pricing policies and documentation; methods of doing business; customer names and profiles; and projects, plans and proposals, and all other non-public business information of the Company. Notwithstanding the foregoing sentence, Proprietary Information does not include (i) information which is or becomes publicly available (except as may be disclosed in a threatened breach or actual violation of this Agreement); (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; or (iii) information already known or developed by Consultant independent of any relationship with the Company.

6.    Nondisclosure Obligation. Except as expressly provided in Section 7, Consultant agrees that she will not at any time, either during or after the Term or any termination of this Agreement, without the prior written consent of the Chief Executive Officer of the Company, divulge or disclose to anyone outside the Company, or appropriate for her own use or the use of any third party, any such Proprietary Information, and will not during her engagement by the Company hereunder, or at any time thereafter, disclose or use or attempt to use any such Proprietary Information for her own benefit, or the benefit of any third party, or in any manner which may injure or cause injury to the Company. Consultant further agrees not to make any notes, memoranda, or other written information relating to any matter within the scope of any Proprietary Information at any time other than for the benefit of the Company. Either during or after the termination of Services, Consultant shall not use or permit to be used any such information otherwise than for the direct benefit of the Company. Upon termination of the Services, Consultant shall deliver to the Company all such written information and all copies thereof made during the term of this Agreement. This Section shall apply with equal force and effect to the work product resulting from Consultant’s Services hereunder and to all other property or Proprietary Information of the Company.

7.    Disclosure Exceptions. Nothing in this Agreement shall prohibit or restrict Consultant from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Consultant individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Consultant’s attorney in relation to a lawsuit for retaliation against Consultant for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Consultant to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that she has engaged in any such conduct.

8.    Noncompetition and Non-Solicitation.

(a)    By executing this Agreement, Consultant acknowledges that all post-employment obligations under that certain Noncompetition, Nonsolicitation and Nondisclosure Agreement dated December 29, 2016 between Consultant and Bright Horizons Children’s Centers LLC (the “Current Non-Compete”) remains in full force and effect, and acknowledges the ongoing requirement to comply with those obligations pursuant to the terms of that agreement and hereby agrees that nothing herein shall effect the enforceability of the Current Non-Compete. In consideration of the consulting fees provided herein and other good and valuable consideration as provided to the Consultant under certain existing agreements with the Company, including the Company’s Equity Plan by executing this Agreement, the Consultant and Company hereby agree that Section 2, Noncompetition and Section 3, Nonsolicitation, of the Current Non-Compete each shall be extended for a period of one (1) year after the expiration of the Term of this Agreement and will continue in full force and effect without any further action required on the part of the Parties.

(b)     For clarification, this Section 8 shall not limit Consultant from otherwise working with any Company client or prospective client or other commercial enterprise having a business relationship with any Company client, provider or prospective client, subject to Consultant’s obligations under this Agreement and the existing Current Non-Compete (for example, confidentiality and nondisparagement).

9.    Nondisparagement. By executing this Agreement, Consultant agrees and covenants that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, or any of its subsidiaries or affiliates; provided, however, that this Section 9 is subject to the provisions of Section 7.

10.    Work-For Hire.    Consultant agrees that all work product created as a result of her activities as a consultant to the Company shall be considered work for hire, with all right, title and ownership therein vesting in the Company. Consultant hereby assigns to the Company the sole and exclusive right to such work and agrees to promptly disclose to the Company any and all such work, and that, upon request of the Company, Consultant shall execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such work.

11.    Cooperation. Consultant agrees to reasonably cooperate with, assist and advise the Company hereafter with respect to all matters arising during or relating to Consultant’s engagement and prior employment, including but not limited to any investigation which may be performed by the Company or any Government Agency or any litigation or regulatory proceeding in which the Company may become involved. Such assistance shall include being reasonably available for interviews by the Company or its counsel, depositions, and/or court appearances at the Company’s reasonable request. The Company shall attempt to schedule such assistance at mutually convenient times and places. The Company shall reimburse Consultant for all reasonable expenses, such as travel, lodging and meal expenses, incurred by Consultant at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses. To the maximum extent permitted by law, Consultant agrees to notify the Company’s General Counsel if she is contacted by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, within three business days of such contact.

12.    Termination. Consultant’s engagement hereunder may terminate upon the occurrence any of the following events: (i) immediately upon the mutual agreement of the Parties, or (ii) immediately upon written notice to Consultant due to: (a) Consultant’s breach of Sections 6, 8, 9, 10, 11 or 15; or (b) any act or omission by Consultant which involves willful misconduct, material neglect of the Company’s business or intentional dishonesty to the Company. Upon termination of this Agreement and Consultant’s engagement hereunder, the Company shall have no further obligations to Consultant under this Agreement or otherwise.

13.    Accrued Pay and Benefits and Expenses as an Employee. Consultant acknowledges and agrees that any of the rights under that certain Severance Agreement dated February 5, 2020 by and between Consultant and Company (the “Severance Agreement”) are hereby waived in full as of the Effective Date and that, except as expressly provided under this Agreement and the Company’s Equity Plan (as defined below) and related award agreements in effect, no further compensation is owed or will be paid to Consultant. Consultant further acknowledges and agrees that she shall submit a final expense reimbursement statement reflecting all business expenses incurred through the Effective Date for which reimbursement is sought, and the Company shall reimburse Consultant for any authorized and documented expenses in accordance with the Company’s regular business practices.

14.    Status of Employee Benefits. Except for any right Consultant and her eligible dependents may have to continue participation in the Company’s group medical, dental, and vision plans under the federal law known as “COBRA”, Consultant’s participation in all employee benefit plans and insurance programs of the Company shall end as of the Effective Date in accordance with the terms and eligibility requirements of those plans. In accordance with the terms of those plans, Consultant will be given timely notice of eligibility for continuation coverage through COBRA and Consultant will need to actively elect COBRA in order for any health insurance benefits to continue after the Effective Date.

15.    Release. By executing this Agreement, Consultant acknowledges and agrees to execute a mutually agreeable release (“Release”) of the Company, without revocation, as provided under separate cover effective as of the Effective Date in connection with the Consultant’s voluntary resignation with the Company within twenty-one (21) days following receipt of this Consulting Agreement (or such longer period as the Company shall determine is required by law to permit a release of claims).

16.    Arbitration. The Parties agree that with respect to any and all claims that Consultant and the Company now have or in the future may have against each other, including, without limitation, contract claims, tort claims, claims for compensation, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law, in each case, directly or indirectly arising out of or related to this Agreement, Consultant’s relationship with the Company, Consultant’s provision of Services to the Company, or the termination of Consultant’s relationship with the Company (collectively “Covered Claims”) the claimant agrees to notify the other Party in writing of any Covered Claim within five (5) business days of becoming aware of such Covered Claim so that the Parties can attempt in good faith to cure or resolve such Covered Claim informally. Such notice must include a detailed description of the nature or basis of the Covered Claim, and the specific relief sought.

a)    To the extent that any Covered Claim cannot be resolved informally, such Covered Claim shall be subject to and will be resolved by binding arbitration, except with respect to any claim (i) that is expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); or (ii) that seeks injunctive or other equitable relief in aid of arbitration. The Parties irrevocably consent and agree that (i) any arbitration will occur in Boston, Massachusetts; (ii) arbitration will be conducted confidentially by a single arbitrator in accordance with the then-current arbitration rules and procedures of JAMS (and its then-existing emergency relief procedures to the extent either Party seeks emergency relief prior to the appointment of an arbitrator), which rules and procedures are available at www.jamsadr.org, unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control; (iii) the federal courts sitting in the Commonwealth of Massachusetts have exclusive jurisdiction over any appeals and the enforcement of an arbitration award; and (iv) the state or federal courts sitting in the Commonwealth of Massachusetts have exclusive jurisdiction over any claim that is not subject to arbitration, and in such case, the rights and obligations of the Parties will be governed by, and construed and enforced, both substantively and procedurally, in accordance with, the laws of the Commonwealth of Massachusetts without regard to choice of law or conflict of law rules or provisions. Each Party will pay its own attorneys’ fees, witness fees, and all other costs and fees that it incurs in connection with the arbitration, except that the Company will pay all JAMS filing or administrative fees.

17.    Entire Agreement. This Agreement and the Release constitute the entire Agreement between the Parties relative to the Consultants’ consulting and advisory arrangement, and supersede all proposals or agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement; provided however, nothing herein shall supersede or limit the rights and obligations of the Consultant under the Current Non-Compete, and the Company’s 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated as of May 29, 2019 (the “Equity Plan”) and related award agreements. No provision of this Agreement shall be waived, modified or terminated except in a written instrument executed by the Company and Consultant. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision of this Agreement~~.~~ In the event of a conflict between the terms of this Agreement and the aforementioned agreements, the terms of this Agreement shall govern.

18.    Successors and Assigns. This Agreement, the services to be performed and all rights hereunder are unique and personal to Consultant and may not be transferred or assigned by Consultant at any time. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

19.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard for any choice of law provisions. The parties assent to the exclusive jurisdiction of the Massachusetts courts with regard to any dispute arising in connection with this Agreement.

20.    Notice. All notices provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery, or sent via express overnight courier service or first-class mail, postage prepaid.

21.    Survival. Notwithstanding anything contained in this Agreement, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 15, 16, 17, 19, 20, 21, 22 and 23 of this Agreement, and the respective rights and obligations of the Parties thereunder, and any other terms or provision of this Agreement which by their nature are intended to or should survive, shall survive any expiration or termination of this Agreement and continue in full force and effect (for the period specified therein, to the extent applicable).

22.    Remedies Upon Breach. Consultant agrees and understands that any breach of this Agreement by Consultant could cause irreparable damage to the Company and monetary damages would be an inadequate remedy. Consultant hereby consents and agrees that the Company shall have, in addition to any and all remedies of law or equity, the right to a temporary or permanent injunction or other equitable relief to prevent any violation of Consultant’s obligations hereunder, or the right to specific performance (and without the necessity of posting a bond or other surety). Such relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available form of relief.

23.    Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), and/or severing it from the Agreement so as to render the Agreement enforceable to the maximum extent compatible with the applicable law as it shall then appear.

24.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25.    Acknowledgements. Consultant acknowledges that: (i) Consultant received this Agreement on the earlier of (a) the date Consultant received a formal offer to become associated with the Company, and (b) ten (10) business days before the commencement of Consultant’s relationship with the Company; and (ii) Consultant has the right to consult with an attorney prior to signing this Agreement.

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IN WITNESS WHEREOF, parties have executed this Consulting Agreement as of the day and year first above written.

CONSULTANT:	BRIGHT HORIZONS FAMILY SOLUTIONS LLC

/s/ Maribeth Bearfield	By:	/s/ John Casagrande
Signature	Name:	John Casagrande
	Title:	General Counsel

Maribeth Bearfield
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